FOR IMMEDIATE RELEASE

Contact:

Media:	Sherry Johnson 720-332-4750 Sherry.l.johnson@westernunion.com	Investors:	Gary Kohn 720-332-8276 gary.kohn@westernunion.com

WESTERN UNION CREATES NEW UNITS TO ALLOW FOR GREATER FOCUS

THROUGHOUT THE AMERICAS

Englewood, Colo. – (Feb. 7, 2007)—The Western Union Company (NYSE: WU) today announced it has created two new business groups focused on the US/Canada and Latin America/ Mexico/ Caribbean (LACA) regions. Formerly part of the larger Americas division, the creation of two smaller organizations allows for even greater focus on important customer groups and continued response to the changing demands of Western Union’s markets and consumers.

Liz Alicea-Velez becomes a member of the Western Union’s Executive Committee as Executive Vice President of the newly formed Latin America/Mexico/Caribbean organization. In addition to her new responsibilities, Alicea-Velez, who joined Western Union in 1992 and has held a variety of leadership roles within Latin America, Mexico and the Caribbean, continues her leadership of the Orlandi Valuta and Vigo brands.

David Barnes, Executive Vice President, assumes the leadership of the newly formed US/Canada group. Barnes joined Western Union in 2006, having previously served in the role of Chief Financial Officer at both Radio Shack Corporation and Coors U.S. In addition to his new responsibilities, Barnes will continue to manage Western Union’s corporate strategy and merger and acquisitions activity, while full leadership responsibility for Western Union’s Finance organization moves to Executive Vice President and Chief Financial Officer, Scott Scheirman.

“One of Western Union’s key strengths has always been its understanding of and focus on its consumers,” said Christina Gold, President and Chief Executive Officer, The Western Union Company. “By realigning our Americas division, we are able to create even greater focus and maximize the potential for growth in this diverse region.”

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Bill Thomas, who most recently served as President of the Americas region, has made the decision to depart Western Union in pursuit of other opportunities. “Western Union thanks Bill for his many years of dedicated service,” continued Gold. “We wish him well in his next endeavor.”

About Western Union

Western Union, together with its affiliates Orlandi Valuta and Vigo, is a leading provider of global money transfer services, providing people with fast, reliable and convenient ways to send money around the world, pay bills and purchase money orders through a network of approximately 300,000 Agent locations in over 200 countries and territories. For more information, visit www.westernunion.com.

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